Exhibit 99.1

Volcon Receives Thousands of Pre-Orders for its Stag

in First 14 Days; $70M+ of Potential Revenue

Austin, TX | July 11, 2022: Volcon Inc. (NASDAQ: VLCN), (“Volcon'' or the “Company”), the first all-electric, off-road powersports company, opened pre-production orders for its dealers beginning Monday, June 27th for its first all-wheel drive, fully electric UTV, the Stag. Since then, the Company has received thousands of non-binding pre-production orders which, if ultimately finalized, would result in more than $70 million worth of revenue for the company following delivery.

With an MSRP of $39,999, dealers were required to submit purchase orders directly through Volcon’s sales representatives. The Company will continue to accept orders for 2023 model year production from dealers until sold out, at which point Volcon will accept waitlist orders.  Pre-orders of the Stag are non-binding and cancellable prior to delivery.

-----------------------

View the Stag in action by visiting: https://www.volcon.com/stag

-----------------------

“We made a conservative estimate concerning sales volumes, having worked closely with our  sales and marketing team to identify sales targets for 2023. While we felt confident in our ability to reach our pre-order targets, we’ve been pleasantly surprised to find we are achieving those targets at a faster pace than we had planned,” said Jordan Davis, Volcon, Inc. CEO. “Dealer acceptance has been strong, and it’s clear to us that the powersports community is ready for high performing electric off-road vehicles.  The Stag fulfills that desire perfectly.”

On the heels of the better than anticipated pre-order volume, the Company has already begun looking at additional solutions to overcome supply chain constraints; however, no assurances can be made that such solutions will be available to the Company on economic terms, or at all.

“The Stag has always been core to the vision of what Volcon could become. That vision has become a reality with the launch this past week,“ said Christian Okonsky, co-founder and Chief Technology Officer at Volcon. “The excitement around the Stag has been awesome to watch, and the dealer interest, via their pre-orders, supports the efforts we have made to design and engineer the Stag and build our brand. This is all the more reason for us to continue to pursue leading edge technology solutions by partnering with reputable suppliers, whether it be in drive trains, suspension components, or tires. We’re looking forward to, and deeply focused on, solidifying and deepening our relationships within our supply base and the broader powersports industry.”

Visit, https://www.volcon.com/stag for more product details and to make a reservation for a Volcon Stag.

1

About Volcon, Inc.

Volcon Inc. is the first all-electric powersports company producing high-quality off-road vehicles. Based in Round Rock, Texas, Volcon joins many major electric vehicle manufacturers near Austin, Texas, an area that is poised to become the electric vehicle capital of the world.

Volcon was founded with the mission to enhance the outdoor experience while reducing the industry’s environmental footprint so that adventurers and workers alike can enjoy the outdoors and preserve it for generations to come. Volcon produces all-electric, off-road vehicles designed to elevate the adventure experience and help people get things done at work and on the home front.

Volcon Contacts

For Media: media@volcon.com

For Dealers: dealers@volcon.com

For Investors: investors@volcon.com

For Marketing: marketing@volcon.com

For more information on Volcon or to learn more about its complete motorcycle and side-by-side line-up, visit: www.volcon.com

Forward-Looking Statements

Some of the statements in this release are forward-looking statements, which involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. Any forward-looking statements contained in this release speak only as of its date. The Company undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events. More detailed information about the risks and uncertainties affecting the Company is contained under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q filed with the SEC, which are available on the SEC’s website, www.sec.gov.

2